Exhibit 10.14.1
BIOMET, INC.
SEPARATION AGREEMENT
This Separation Agreement (the “Agreement”) is made as of October 29, 2012, by and among Margaret Anderson (the “Executive”), Biomet, Inc. (the “Company”) and LVB Acquisition, Inc., a Delaware corporation (the “Parent”).
WHEREAS, the Executive is currently serving as an employee of the Company pursuant to that certain Employment agreement by and between the Executive and the Company dated as of August 1, 2009 (the “Employment Agreement”).
WHEREAS, in connection with certain organizational changes the Company is making with respect to the management of the Company, the Company and the Executive wish to terminate the Executive’s employment with the Company, in accordance with and subject to the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:
1.Termination. Executive’s employment with the Company will terminate effective upon the earlier of (a) January 1, 2013 or such later date as mutually agreed to between the Executive and the Company in writing (in which case termination shall be effective on the agreed upon date, or upon ninety (90) days notice by Biomet or thirty (30) days notice by Executive); or (b) a date determined by Biomet in its sole discretion upon providing fourteen (14) days notice to Executive (such event referred to herein as a “Qualifying Termination Event”). The last day of Executive’s employment hereunder shall be referred to herein as the “Termination Date”. Following the Termination Date, the Executive shall not represent herself as being an employee or officer of the Company. The Executive hereby resigns, effective as of the Termination Date, all of the Executive’s positions at the Company and each of their affiliates (and as a fiduciary of any benefit plan of the Company and its affiliates) in effect as of the Termination Date, including without limitation, as the Senior Vice President, Biomet, Inc. and President - Biomet 3i, LLC. The Executive shall execute such additional documents as requested by the Company to evidence the foregoing. The Termination Date shall be the termination date of the Executive’s employment for purposes of active participation in and coverage under all benefit plans and programs sponsored by or through the Employer (as defined in Exhibit A hereof). Between the date hereof and the Termination Date, the Executive acknowledges that the Company may reduce or eliminate some or all of Executive’s duties, authorities and responsibilities in such manner and at such time or times as it determines to be appropriate in its sole discretion. During the twelve (12) month period following the Termination Date, Executive shall provide reasonable transition services to facilitate a smooth transition of Executive’s job responsibilities to Executive’s successor, including assisting in contacting key customers and sales representatives and performing such other duties and responsibilities as reasonably requested by the Company.

2.    Severance. Following a Qualifying Termination Event, and in exchange for the Executive’s execution and non-revocation of the General Release (as defined in paragraph 3) and the Executive’s compliance with the other terms and conditions of this Agreement, the Company agrees to pay to the Executive severance pay as provided in Section 9(d) (relating to certain terminations prior to a change in control) of the Employment Agreement; provided that even if the Qualifying Termination Event occurs prior to the end of the fiscal year ending June 30, 2013 (“FY 2013”) then in lieu of the pro-rata bonus provided in Section 9(d)(ii) of the Employment Agreement, the Executive shall be entitled to the full amount of the annual incentive bonus that the Executive would have received for FY 2013 if her employment had not been terminated, as determined by the Board in good faith pursuant to the Annual Plan (as defined in the Employment Agreement), and the total amount of such bonus shall be paid in a lump at the time that the Company generally pays annual incentive bonuses under the Annual Plan for FY 2013 to its similarly situated active employees. In the event that (a) Executive fails to provide her best efforts to continue to serve as President – Biomet 3i, LLC until a Qualifying Termination Event, as determined by the Company, or (b) the Executive voluntarily terminates her employment prior to a Qualifying Termination Event, then the Executive shall solely be entitled to those benefits provided in Section 9(c) (relating to a voluntary termination of the Executive’s employment) of the Employment Agreement.
3.    Release. Pursuant to Section 9(h) of the Employment Agreement, the amounts described in paragraphs 2 and 4 hereof shall only be payable if the Executive delivers to the Company and does not revoke a general release of claims in favor of the Company in substantially the form attached on Exhibit A hereto (the “General Release”) and the General Release is executed and delivered (and no longer subject to revocation, if applicable) within twenty-one (21) days following the Termination Date.
4.    Equity. For and in consideration of the Executive agreeing to remain in her position as President – Biomet 3i, LLC though a Qualifying Termination Event and the execution of the General Release, and further in consideration of Executive continuing to provide her best efforts to serve in the position of President – Biomet 3i, LLC through a Qualifying Termination Event, Biomet agrees as follows:
a.    Stock Option Grant Agreement. The Executive holds 750,000 options (the “Options”) to acquire common stock of Parent pursuant to that certain Form of Stock Option Grant Agreement dated as of July 31, 2012 (the “Option Agreement”). Upon the Termination Date, 525,000 of the Options shall be vested and 262,500 of these vested Options shall not be subject to clauses (i), (ii), (iii) or (iv) of Section 6 the Option Agreement, but shall instead remain outstanding until the tenth anniversary of the Grant Date (as defined in the Option Agreement) of such Options. Furthermore, in the event that Biomet 3i meets or exceeds the attainment of its original EBITDA plan for the first six (6) months of Fiscal Year 2013 (not taking into account any upward modifications of such original goals), as determined by the Company (the “EBITDA Goal”), an additional 87,675 of the 525,000 Options that are vested as of the Termination Date (the “Potential Additional Extended Options”) shall not be subject to clauses (i), (ii), (iii) or (iv) of Section 6 the Option Agreement, but shall instead remain outstanding until the tenth anniversary of the Grant Date (as defined in the Option Agreement) of such Options. For the avoidance of doubt, (i) the Options shall otherwise remain subject to the Option Agreement, which includes the expiration of any then unvested options upon the Termination Date, and (ii) the Potential Additional Extended Options shall not expire before the date that the Company determines that the EBITDA Goal is satisfied, but shall in no event be exercisable beyond the date that such Options would have expired pursuant to clauses (i), (ii), (iii) or (iv) of Section 6 the Option Agreement unless and until the Company determines that the EBITDA Goal is satisfied. Notwithstanding anything to the contrary in this Agreement, in no event shall any Options remain outstanding longer than the period allowed pursuant to Treasury Regulation 1.409A-1(b)(5)(v)(C) without causing the Options to become subject to a plan failure under Section 409A(a)(i) of the Internal Revenue Code of 1986, as amended (the “Code”).
b.    Restricted Stock Unit Grant Agreement. The Executive holds 420,000 Restricted Stock Units pursuant to that certain Restricted Stock Unit Agreement dated as of July 31, 2012 (the “RSU Agreement”). Notwithstanding Section 5.1 of the RSU Agreement, the parties hereby agree that 56,000 of the Time Based Restricted Stock Units (as defined in the RSU Agreement) shall have satisfied the “Time-Based Vesting Condition” (as defined in the RSU Agreement) as of the Termination Date and an additional 14,000 of these RSUs (the “Potential Additional RSUs”) shall be deemed to have satisfied the Time-Based Vesting Condition if the Company determines that the original EBITDA Goal was satisfied. In the event that the Company determines that the original EBITDA Goal was not satisfied, the Potential Additional RSUs shall immediately expire. Furthermore, these 70,000 Restricted Stock Units (or 56,000, in the event that the Company determines that the original EBITDA Goal is not satisfied) shall remain outstanding and have the opportunity to satisfy the “Additional Settlement Condition” in accordance with the terms of the RSU Agreement. Effective as of the date hereof, the Executive shall immediately forfeit (i) all “Management Dividend Awards” (as such term is defined in the RSU Agreement) and the Executive shall have no further rights to any Management Dividend Payment Amount (as defined in the RSU Agreement) on account of the Restricted Stock Units; provided, however that the Executive shall be entitled to receive any Management Dividend Payment Amount that is otherwise paid pursuant to the terms of the RSU Agreement prior to March 15, 2013 with respect to the retained 56,000 Restricted Stock Units and the 14,000 Potential Additional Restricted Stock Units (if the Company determines that the original EBITDA Goal was satisfied) only, and (ii) all Performance-Based Restricted Stock Units (as defined in the RSU Agreement) and the Executive shall have no further rights on account of any Performance-Based Restricted Stock Units. For the avoidance of doubt, the Restricted Stock Units shall otherwise remain subject to the RSU Agreement, which includes the expiration of the remaining 350,000 Restricted Stock Units on the Termination Date; provided, however, that the 14,000 Potential Additional Restricted Stock Units shall not expire if the Company determines that the original EBITDA Goal was satisfied.
In the event that Executive fails to provide her best efforts to continue to serve as President – Biomet 3i, LLC through a Qualifying Termination Event, as reasonably determined by the Company, all equity awards pursuant to this paragraph 4 will be forfeited.

5.    Restrictive Covenants; Other Survival. The Executive hereby (a) reaffirm Executive’s obligations under Section 7 of the Employment Agreement, and (b) understands, acknowledges and agrees that such obligations will survive the Executive’s termination of employment with the Company and remain in full force and effect in accordance with all of the terms and conditions thereof. In addition, the applicable provisions of the Employment Agreement as described in Section 13 of the Employment Agreement will survive Executive’s termination of employment with the Company and remain in full force and effect in accordance with all of the terms and conditions thereof.
6.    Other Company Property. The Executive hereby confirms that, prior to the Termination Date, she shall return (or delete and/or destroy in the case of duplicative copies of files or information) all property belonging to the Company or its affiliates (including, but not limited to, any Company laptop or computers, back-up files or other copies of any files related thereto, and other equipment, documents and property belonging to the Company).
7.    Enforcement; Remedies. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible. Further, if a court should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable. Additionally, the Executive agrees that any material breach by the Executive of this Agreement and the General Release shall constitute a material breach of this Agreement as to which the Employer may seek all relief available under the law. In addition, the Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Agreement or the General Release would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.
8.    No Assignments; Binding Effect. Except as provided in this paragraph 8, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the term “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors and administrators (including the Executive’s estate, in the event of the Executive’s death), and their respective permitted successors and assigns.
9.    Executive Acknowledgements. The Executive acknowledges that the Executive: (a) has carefully read this Agreement in its entirety; (b) is hereby advised by the Company in writing to consult with an attorney of the Executive’s choice prior to signing this Agreement; (c) fully understands the significance of all of the terms and conditions of this Agreement and has discussed them with the Executive’s independent legal counsel, or has had a reasonable opportunity to do so; (d) has had answered to the Executive’s satisfaction by the Executive’s independent legal counsel all questions that the Executive has asked with regard to the meaning and significance of any of the provisions of this Agreement; and (e) is signing this Agreement voluntarily and of the Executive’s own free will and agrees to abide by all of the terms and conditions contained herein.
10.    Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Indiana (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply). Except as otherwise provided in paragraph 7, each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Indiana or the United States District Court for the Northern District of Indiana and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing (but subject to paragraph 7) each of the parties hereto irrevocably and unconditionally (a) submits for himself or itself in any proceeding relating to this Agreement or Executive’s employment by the Company or any of its Affiliates, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Indiana, the court of the United States of America for the Northern District of Indiana, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Indiana State court or, to the extent permitted by law, in such federal court; (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that she or it may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or Executive’s employment by the Company or any of its Affiliates, or her, or its, performance under or the enforcement of this Agreement; (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at her, or its, address as provided in Section 11 of the Employment Agreement; and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Indiana.
11.    Entire Agreement. The Executive understands that this Agreement and the documents referenced herein constitute the complete understanding between the Company and the Executive, and, except as specifically provided herein, supersedes any and all agreements, understandings, and discussions, whether written or oral, between the Executive and the Employer. No other promises or agreements shall be binding unless in writing and signed by both the Company and the Executive after the date of this Agreement.
12.    Notices. All Notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mails, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by facsimile transmission addressed as follows:

(i)    If to the Company, to:
Biomet, Inc.
56 E. Bell Drive
P.O. Box 587
Warsaw, IN 46581-0587
ATTN: General Counsel
Facsimile Number: (574) 372-1960

(ii)    If to the Executive, to the address last shown on the Company’s Records.
13.    Miscellaneous. This Agreement is not intended, and shall not be construed, as an admission that the Employer has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against the Executive. Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
14.    Tax Withholding. The Company may withhold from any and all amounts payable under this Agreement such federal, state, local or foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BIOMET, INC.

By: /s/ Bradley J. Tandy
Bradley J. Tandy
Senior Vice President,
General Counsel & Secretary

LVB ACQUISITION, INC.

By: /s/ Bradley J. Tandy
Bradley J. Tandy
Senior Vice President,
General Counsel & Secretary

EXECUTIVE

/s/ Margaret Anderson
Margaret Anderson

Signature Page to Separation Agreement

EXHIBIT A
GENERAL RELEASE
This Release of All Claims (“Release”) has been signed by Margaret Anderson (“Executive”) on the date indicated below.
Background
A.    The Executive and Biomet, Inc. (“Company”) previously entered into a Separation Agreement dated October 29, 2012 (“Agreement”), which provides for the payment of benefits to the Executive under certain circumstances following her termination of employment.
B.    The Executive’s employment with the Company terminated/will terminate on ______________, 2012, thereby entitling her to payments under the Agreement, subject to the terms thereof.
C.    The Company’s obligations under the Agreement are contingent on the Executive signing and providing this Release to the Company within 21 days after receiving it and allowing this Release to become effective as provided herein.
D.    As a condition of receiving benefits under the Agreement, the Executive wishes to sign this Release.
In consideration of the premises and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive agrees as follows:

1.
If the Executive (i) signs and dates this Release and submits it to the Company not later than 21 days after it is provided to the Executive, (ii) complies with the other requirements of this Release and the Agreement, (iii) and does not provide written revocation of this Release to the Company within the seven-day revocation period referred to in Paragraph 12, the Company shall make the payments and pay the benefits required by the Agreement.

2.
In consideration of the Company’s payment obligations under this Agreement, the Executive releases and forever discharges the Company, all of its past and/or present divisions, Affiliates, officers, directors, shareholders, partners, trustees, employees, agents, representatives, administrators, attorneys, insurers, fiduciaries, successors, and assigns, in their individual and/or representative capacities (hereinafter collectively referred to as “Employer”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, and demands of any kind whatsoever, including any claims based on allegations of wrongful discharge, and/or breach of contract (“Claims”) that the Executive and/or her heirs, executors, administrators, successors, and assigns has or may have ever had, has or may now have, or may have against the Employer by reason of the Executive’s employment or before the date on which the Executive signed this Release, other than (i) a Claim that the Company has failed to pay the Executive the payment described in or contemplated by the Agreement or has otherwise breached the terms of the Agreement, or (ii) a Claim that the Company has failed to pay the Executive any vested benefits to which the Executive is entitled under a plan or program of the Company (collectively, “Excluded Claims”). The Executive gives this Release regardless of whether the Claims are known or unknown. Such released Claims include, without limitation, any and all Claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1871, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, all as amended, and any and all other applicable federal, state or local laws, statutes, rules, and regulations pertaining to employment, as well as any and all Clams under state contract or tort law including, but not limited, to those based on allegations of wrongful discharge, breach of contract, promissory estoppel, defamation, and infliction of emotional distress. The Executive also agrees that her rights under the aforementioned statutes or any other federal, state, or local law, rule or regulation are effectively waived by this Agreement. For purposes of this Release, the term “Affiliates” means any other entity that, directly or indirectly, controls, is controlled by, or is under common control with, Biomet and all employee benefit plans (and fiduciaries of such plans) sponsored by any of such entities.

3.
The Executive agrees that if this Release is ever held to be invalid or unenforceable (in whole or in part) as to any particular type of claim or as to any particular circumstance, it shall remain fully valid and enforceable as to all other claims and circumstances.

4.
The Executive represents that she has not filed, and will not hereafter file, any lawsuit against the Employer relating to her employment and/or cessation of employment with the Employer, or otherwise involving facts that occurred on or before the date on which she signed this Release, other than with respect to any Excluded Claims.

5.
The Executive understands and agrees that if she commences, continues, joins in, or in any other manner attempts to assert any lawsuit released herein against the Employer, or otherwise violates the terms of this Release, she shall be required to return all payments paid to her by the Company pursuant to the Agreement (together with interest thereon), and she agrees to reimburse the employer for all attorneys’ fees and expenses incurred by Employer in defending against such a lawsuit, provided that the right to receive such payments is without prejudice to the Employer’s other rights hereunder, including any release of any and all Claims (other than the Excluded Claims) against the Employer.

6.
The Executive understands and agrees that the Company’s payments to her and the signing of this Release do not in any way indicate that she has any viable Claims against the Employer or that the Employer admits any liability to her whatsoever.

7.	In signing this Agreement, the Executive warrants that, to the extent that she is aware of any potential or suspected violations of Biomet’s Code of Business Conduct and

Ethics, Fraud and Abuse Compliance Policies, and Anti-Corruption Policy (collectively Biomet’s “Business Ethics Policies”) and other applicable laws, including the Federal Anti-Kickback Statute, the False Claims Act, and the Stark laws, the Executive has reported such potential or suspected violations to the appropriate personnel of Employer.

8.
As part of the consideration being provided to Executive under this Release and the Agreement, the employer expects Executive to make herself reasonably available to Employer and/or its legal counsel and other designated representatives or agents through the eighteen (18) month period following the execution of this Release. As a result, the Executive agrees to the following:

(a)    Respond to the best of Executive’s ability to reasonable inquiries from Employer concerning ongoing matters within executive’s knowledge and/or former area of responsibility and to assist Employer in transitioning those matters to other personnel; and
(b)    To fully cooperate with Employer and/or its legal counsel and other designated representatives or agents in providing information in connection with threatened, pending or future investigations or litigation, including giving depositions and appearing for live interviews and proceedings. The Employer shall be responsible to pay Executive, outside of the payment set forth in the Agreement, (after the submission of a written expense report) for all reasonable out-of-pocket expenses for travel, lodging, meals and related expenses incurred by Executive in providing the services contemplated in this Section 8(b). Such travel and services must be specifically requested by Employer;

9.
Executive agrees not to make any statement, which a reasonable person would consider disparaging to Employer or its Affiliates and their officers, directors or employees. The provisions of this paragraph shall remain in full force and effect for one year from the execution of this Release.

10.
The Executive shall continue to be entitled to any rights to indemnification under the Company’s directors and officers liability insurance, Articles of Incorporation and Bylaws with respect to any claims relating to the Executive’s employment with Employer.

11.
The Executive has read this Release carefully, has been given at least 21 days to consider all of its terms, has been advised to consult with an attorney and any other advisors of her choice, and fully understands that by signing below she is giving up any right that she may have to sue or bring any Claims (other than the Excluded Claims) against the Employer. The Executive has not been forced or pressured in any manner whatsoever to sign this Release, and she agrees to all of its terms voluntarily.

12.
The Executive understands that she has seven days from the date on which she signed this Release below to revoke this Release by notifying the Company of her revocation, that this Release will not become effective until the eighth day following the date on which she has signed this Release, and that if she revokes this Release within such period, the Agreement shall be void. Further, if Executive revokes this Release within the seven-day revocation period, then Executive shall be obligated to pay to Employer any gain realized from the exercise of stock options that have been accelerated pursuant to the terms of the Agreement. “Gain realized” shall be calculated based on the market price of Biomet Common Shares as of close of business on the date of exercise.
The Executive understands and agrees that this Release will be governed by the internal laws of the State of Indiana, without regard to conflict of law principles, to the extent not preempted by federal law.

10/29/2012                    /s/ Margaret Anderson
Date                        Margaret Anderson

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